                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 1)1

                           MAD CATZ INTERACTIVE, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   556162 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                PARK AVENUE TOWER
                               65 EAST 55TH STREET
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  May 18, 2005
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     Note. The Schedules  filed in paper format shall include a signed  original and five copies of the schedule,  including all exhibits.  See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

--------

1    The  remainder  of  this  cover  page  shall  be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 2 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,799,276 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,799,276 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,799,276 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 3 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,437,798 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,437,798 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,437,798 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 4 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,325,936 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,325,936 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,325,936 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 5 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   58,500 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               58,500 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     58,500 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 6 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Lucrum Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   54,100 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               54,100 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     54,100 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 7 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Lucrum Capital Management, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   54,100 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               54,100 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     54,100 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 8 of 12 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Carol Armstrong
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   4,199 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               4,199 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     4,199 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 9 of 12 Pages
---------------------                                     ----------------------

     The following  constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned.  This Amendment No. 1 amends the Schedule 13D as  specifically  set forth.

     Item 1 is hereby amended and restated as follows:

     This  Schedule  13D  relates  to the shares of common  stock  (the  "Common
Stock")  of Mad Catz  Interactive,  Inc.  (the  "Issuer").  The  address  of the principal  executive  offices  of the  Issuer  is 181 Bay  Street,  Suite  2500,
Toronto, Ontario M5J 2T7.

     Item 2 is hereby amended to add the following:

     On or around  March 1, 2005,  Carol  Armstrong  ceased to be an employee of
Fagan Capital.  Accordingly,  Ms.  Armstrong is no longer deemed a member of the
"group"  comprised  of  the  other  Reporting  Persons  with  respect  to  their investment in the Issuer and will cease to be a "Reporting  Person" for purposes of this Schedule 13D going forward.

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                 Page 10 of 12 Pages
---------------------                                     ----------------------

     Item 5 is hereby amended and restated as follows:

     (a) As of the date of this Schedule 13D,  William S. Fagan,  Laura A. Fagan and Fagan  Capital may each be deemed to be the  beneficial  owner of 1,799,276,
1,325,936 and 1,437,798 shares of Common Stock, respectively, constituting 3.4%,
2.5%  and  2.7%,  respectively,   of  the  53,462,716  shares  of  Common  Stock
outstanding  as of December 31, 2004,  as reported in the  financial  statements appended  to the  Issuer's  Form  6-K  for  the  month  of  February  2005  (the
"Outstanding  Shares") and filed with the Securities and Exchange  Commission on
February 15, 2005.

     As of the date of this Schedule 13D, James Dvorak, Lucrum Partners,  Lucrum
Management and Carol Armstrong may each be deemed to be the beneficial  owner of
58,500,  54,100,  54,100 and 4,199 shares of Common  Stock,  respectively,  each constituting less than one percent of the Outstanding Shares.

     Each of the Reporting Persons disclaims  beneficial ownership of the shares held by the other  Reporting  Persons,  except to the extent of his,  her or its pecuniary interest therein.

     (b) William S. Fagan is the beneficial  owner of 1,799,276 shares of Common
Stock,  constituting  3.4% of the  Outstanding  Shares,  consisting of 1,437,798 shares of Common Stock owned by Fagan Capital and 361,478  shares owned directly by Mr.  Fagan.  Mr. Fagan has the power to vote and to dispose of the  1,437,798 shares of Common  Stock owned by Fagan  Capital by virtue of his  position  with
Fagan  Capital.  Mr.  Fagan  has the sole  power to vote and to  dispose  of the
361,478  shares  of  Common  Stock he  directly  owns.  Mr.  Fagan's  beneficial ownership  reported herein does not include shares of Common Stock held by Laura
A. Fagan, spouse of Mr. Fagan.

     Laura A.  Fagan  has the sole  power to vote and to  dispose  of  1,325,936 shares  of Common  Stock,  constituting  2.5% of the  Outstanding  Shares.  Mrs.
Fagan's  beneficial  ownership reported herein does not include shares of Common
Stock held by William S. Fagan, spouse of Mrs. Fagan.

     Lucrum  Partners is the beneficial  owner of 54,100 shares of Common Stock, constituting  less than one percent of the  Outstanding  Shares.  As the General
Partner of Lucrum Partners,  Lucrum Management may be deemed to beneficially own the 54,100  shares owned by Lucrum  Partners.  As the Managing  Member of Lucrum
Management,  which in turn is the General Partner of Lucrum Partners, Mr. Dvorak may be deemed to  beneficially  own the 54,100 Shares owned by Lucrum  Partners.
Mr.  Dvorak has the sole  power to vote and to  dispose of the 54,100  shares of
Common  Stock  owned by Lucrum  Partners by virtue of his  position  with Lucrum
Management.  Mr.  Dvorak  also has the sole  power to vote and to  dispose of an additional  4,400  shares of Common  Stock  which,  together  with the shares of
Common Stock owned by Lucrum Partners,  constitutes less than one percent of the
Outstanding Shares.

     Carol  Armstrong  has the sole power to vote and to dispose of 4,199 shares of Common Stock, constituting less than one percent of the Outstanding Shares.

     (c)  Schedule  A annexed  hereto  lists the  transactions  effected  by the
Reporting  Persons during the 60 days prior to the date of this filing.  All the transactions were effected in the open market.

     (d) Pursuant to the Management Agreement (defined and described in Item 6), the record holder of the 1,437,798 shares of Common Stock  beneficially owned by
Fagan  Capital  has the right to receive  and the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

     (e) Not applicable

     Item 6 is hereby amended and restated as follows:

     Fagan  Capital  is a  party  to a  management  agreement  (the  "Management
Agreement")  with the  record  holder of the  1,437,798  shares of Common  Stock reported herein as beneficially owned by Fagan Capital. The Management Agreement provides  that Fagan  Capital has the right to make  investment  decisions  with respect to shares  purchased  by Fagan  Capital on the record  holder's  behalf, including, but not limited to, their disposition.

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                 Page 11 of 12 Pages
---------------------                                     ----------------------

                      [SIGNATURE PAGE TO THE SCHEDULE 13D]

                                   SIGNATURES

     After reasonable inquiry and to the best of his knowledge and belief,  each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 23, 2005

                               Fagan Capital, Inc.

                               By: /s/ William S. Fagan
                                  ----------------------------------------------
                                  Name: William S. Fagan
                                  Title: President

                                /s/ William S. Fagan
                               -------------------------------------------------
                                William S. Fagan

                                /s/ Laura A. Fagan
                               -------------------------------------------------
                               Laura A. Fagan

                                /s/ James Dvorak
                               -------------------------------------------------
                               James Dvorak

                               Lucrum Partners, LP

                               By:  Lucrum Capital Management, LLC,
                                    its General Partner

                               By: /s/ James Dvorak
                                  ----------------------------------------------
                                  Name: James Dvorak
                                  Title: Managing Member

                               Lucrum Capital Management, LLC

                               By: /s/ James Dvorak
                                  ----------------------------------------------
                                  Name: James Dvorak
                                  Title: Managing Member

                                /s/ Carol Armstrong
                               -------------------------------------------------
                               Carol Armstrong

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                 Page 12 of 12 Pages
---------------------                                     ----------------------

                                   SCHEDULE A

         TRANSACTIONS IN THE SHARES OF COMMON STOCK IN THE LAST 60 DAYS

                                William S. Fagan
----------------------------------------------------------------------------------------
       Shares of Common Stock
          Purchased/(Sold)            Price Per Share ($)        Date of Purchase/(Sale)
          ---------------             ------------------         -----------------------
              (88,000)                       1.69                        (3/29/05)
             (165,000)                       1.69                        (3/30/05)
              (31,900)                       1.66                        (3/31/05)
              (90,750)                       1.63                         (4/1/05)
              (24,750)                       1.64                         (4/4/05)
               (2,400)                       1.52                        (5/19/05)
              (29,400)                       1.52                        (5/20/05)

                               Fagan Capital, Inc.
----------------------------------------------------------------------------------------
       Shares of Common Stock
          Purchased/(Sold)            Price Per Share ($)        Date of Purchase/(Sale)
          ---------------             ------------------         -----------------------
              (71,000)                       1.69                        (3/28/05)
             (135,000)                       1.69                        (3/29/05)
              (26,000)                       1.66                        (3/30/05)
              (74,250)                       1.63                        (3/31/05)
              (20,250)                       1.65                         (4/1/05)
              (33,120)                       1.57                        (5/18/05)
               (4,100)                       1.53                        (5/19/05)
              (50,100)                       1.52                        (5/20/05)

                                 Laura A. Fagan
----------------------------------------------------------------------------------------
       Shares of Common Stock
          Purchased/(Sold)            Price Per Share ($)        Date of Purchase/(Sale)
          ---------------             ------------------         -----------------------
              (38,880)                       1.57                        (5/18/05)
               (2,400)                       1.52                        (5/19/05)
              (29,400)                       1.52                        (5/20/05)

                               Lucrum Partners, LP
----------------------------------------------------------------------------------------
       Shares of Common Stock
          Purchased/(Sold)            Price Per Share ($)        Date of Purchase/(Sale)
          ---------------             ------------------         -----------------------
               (4,700)                       1.48                        (5/20/05)